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                                                                     Exhibit 4.4

                               MEDIA METRIX, INC.
                             STOCK OPTION AGREEMENT

         AGREEMENT made as of the 6th day of March, 2000, by and between Media Metrix, Inc., a Delaware corporation (the "Company"), and Osprey Research B.V., a Netherlands limited liability company and a wholly-owned subsidiary of SIFO Group AB (the "Optionee").

                               W I T N E S S E T H

         WHEREAS, the Company, the Optionee, GfK AG ("GFK") and IPSOS SA ("IPSOS" and together with the Company, the Optionee and GfK, the "SHAREHOLDERS") are shareholders of MMXI Europe B.V. ("MMXI EUROPE"); and

         WHEREAS, the Company desires to grant to the Optionee, and the Optionee desires to accept, an option (the "OPTION") to acquire shares of common stock, $.01 par value, of the Company (the "COMMON STOCK") upon the terms and conditions set forth in this agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. GRANT.

              (a) Subject to the terms and conditions set forth in this Stock Option Agreement, the Company hereby grants to the Optionee an Option to exchange up to (euro)782,609 of shares of MMXI Europe (the "SHARES") for shares of Common Stock at any time during a five (5) year period commencing on May 7, 2000 and ending at 5:00 p.m. (New York time) May 7, 2005 (the "EXCHANGE PERIOD"). The maximum number of Shares which may be exchanged shall be calculated on the basis of the Optionee's cash contribution with respect to such Shares, it being understood that the amount of contributions exchangeable into Common Stock shall not exceed an aggregate of (euro)782,609. The number of shares of Common Stock to be issued upon exercise of the Option shall be determined by dividing (i) the amount of the cash capital contributions made to MMXI Europe with respect to the Shares to be exchanged (expressed in U.S. Dollars at the rate at which Euros are converted into U.S. Dollars as posted in The Wall Street Journal the business day prior to the exercise of the Option) by
(ii) $39.4375 (the "PER SHARE OPTION PRICE").

              (b) If the Shareholders elect to finance MMXI Europe by making loans rather than additional capital contributions, the Optionee may exchange the notes evidencing any such loan (the "NOTES") for shares of Common Stock at any time during the Exchange Period; provided, however, that the aggregate value of Shares and Notes exchanged shall not exceed (euro)782,609. The
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number of shares of Common Stock to be issued upon exercise of the Option shall be determined by dividing (i) the principal amount of the Notes (expressed in U.S. Dollars at the rate at which Euros are converted into U.S. Dollars as posted in The Wall Street Journal the business day prior to the exercise of the Option) by (ii) the Per Share Option Price.

              (c) If, upon the third anniversary of this Agreement, the aggregate capital contributions to MMXI Europe by the Company, the Optionee, GfK and IPSOS are less than (euro)9,782,609, then the Optionee shall have the option to purchase for cash, at the Per Share Option Price, an amount of Common Stock equal to 8% of the difference between (euro)9,782,609 and such aggregate capital contributions, such difference expressed in U.S. dollars at the rate which Euros are converted into dollars as posted in The Wall Street Journal on the business day prior to the exercise of the Option.

              (d) The Option may be exercised only if, on December 31 of the immediately preceding year, the revenues of MMXI Europe exceed the targets agreed to among the Company, the Optionee, GfK and IPSOS and the Company's has received the notice to be delivered pursuant to Section 2 below.

              (e) Upon a Change in Control (as such term is defined in the Shareholders' Agreement, dated as of the September 1, 1999 as amended, among MMXI Europe, the Optionee, GfK, IPSOS and the Company) of the Company, the Optionee shall thereafter have the right to exercise the Option regardless of whether the date of exercise precedes May 7, 2000 or the level of the revenues of MMXI Europe.

              (f) All calculations in this Section 1 shall be made to the nearest cent or the nearest integer of a share of Common Stock.

         2. EXERCISE. The Option may be exercised in whole or in part in accordance with Section 1 hereof by delivering to the Secretary of the Company
(a) a written notice specifying the number of shares to be acquired, and (b) delivery of the Shares and/or the Notes, together with the amount, if any, deemed necessary by the Company to enable it to satisfy any income tax withholding obligations with respect to the exercise (unless other arrangements acceptable to the Company are made for the satisfaction of such withholding obligations).

         3. RESERVATION OF SHARES; LISTING. The Company agrees that, prior to the expiration of this Option, the Company will at all times have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Option, the shares of the Common Stock and other securities and properties as from time to time shall be receivable upon the exercise of this Option, free and clear of all restrictions on sale or transfer and free and clear of all preemptive rights


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and rights of first refusal and keep the shares of the Common Stock receivable upon the exercise of this Option authorized for listing on NASDAQ upon notice of issuance.




         4. PROTECTION AGAINST DILUTION.

              (a) In case the Company shall hereafter (i) pay a dividend or make a distribution on its capital stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of its Common Stock any shares of capital stock of the Company, the Per Share Option Price shall be adjusted so that the Optionee upon the exercise hereof shall be entitled to receive the number of shares of Common Stock or other capital stock of the Company which it would have owned immediately following such action had such Option been exercised immediately prior thereto. An adjustment made pursuant to this Subsection 4(a) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

              (b) If, at any time or from time to time after the date of this Option, the Company shall issue or distribute to the holders of shares of Common Stock evidences of its indebtedness, any other securities of the Company or any cash, property or other assets (excluding a subdivision, combination or reclassification, or dividend, and also excluding cash dividends or cash distributions paid out of net profits legally available therefor if the full amount thereof, together with the value of other dividends and distributions made substantially concurrently therewith or pursuant to a plan which includes payment thereof, is equivalent to not more than 5% of the Company's net worth) (any such non-excluded event being herein called a "SPECIAL DIVIDEND"), the Per Share Option Price shall be adjusted by multiplying the Per Share Option Price then in effect by a fraction, the numerator of which shall be the then current market price of the Common Stock (defined as the average for the five consecutive business days immediately prior to the record date of the daily closing price of the Common Stock as reported by the national securities exchange upon which the Common Stock is then listed or if not listed on any such exchange, the average of the closing prices as reported by NASDAQ) less the fair market value (as determined by the Company's Board of Directors) of the evidences of indebtedness, cash, securities or property, or other assets issued or distributed in such Special Dividend applicable to one share of Common Stock and the denominator of which shall be such then current market price per share of Common Stock. An adjustment made pursuant to this Subsection 4(b) shall become effective immediately after the record date of any such Special Dividend.

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              (c) In case of any capital reorganization or reclassification, or any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), the Optionee shall have the right thereafter to receive on the exercise of this Option the kind and amount of securities, cash or other property which the holder would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance had this Option been exercised immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 4 with respect to the rights and interests thereafter of the Optionee to the end that the provisions set forth in this Section 4 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Option. The above provisions of this Subsection 4(c) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances. The issuer of any shares of stock or other securities or property thereafter deliverable on the exercise of this Option shall be responsible for all of the agreements and obligations of the Company hereunder. Notice of any such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and of said provisions so proposed to be made, shall be mailed to the holders of the Options not less than 30 days prior to such event. A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

              (d) No adjustment in the Per Share Option Price shall be required unless such adjustment would require an increase or decrease of at least $0.05 per share of Common Stock; provided, however, that any adjustments which by reason of this Subsection 4(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further, however, that adjustments shall be required and made in accordance with the provisions of this Section 4 (other than this Subsection 4(d)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the Optionee or Common Stock issuable upon exercise hereof. All calculations under this Section 4 shall be made to the nearest cent or to the nearest 1/l00th of a share, as the case may be. Anything in this Section 4 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Per Share Option Price, in addition to those required by this
Section 4, as it in its discretion shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.


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              (e) If the Board of Directors of the Company shall (i) declare any dividend or other distribution with respect to the Common Stock, other than a cash dividend subject to the first parenthetical in Subsection 4(b), (ii) offer to the holders of shares of Common Stock any additional shares of Common Stock, any securities convertible into or exercisable for shares of Common Stock or any rights to subscribe thereto, or (iii) propose a dissolution, liquidation or winding up of the Company, the Company shall mail notice thereof to the Optionee not less than 15 days prior to the record date fixed for determining stockholders entitled to participate in such dividend, distribution, offer or subscription right or to vote on such dissolution, liquidation or winding up.

              (f) If, as a result of an adjustment made pursuant to this Section 4, the holder of any Option thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a written notice to the holder of any Option promptly after such adjustment) shall determine the allocation of the adjusted Per Share Option Price between or among shares or such classes of capital stock or shares of Common Stock and other capital stock.

              (g) Upon each adjustment of the Per Share Option Price pursuant to the provisions of this Section 4, the number of shares of Common Stock issuable upon the exercise of the Option at the adjusted Per Share Option Price shall be adjusted to the nearest full amount by multiplying a number equal to the Per Share Option Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of the Option immediately prior to such adjustment and dividing the product so obtained by the adjusted Per Share Option Price.

         5. RIGHTS AS STOCKHOLDER. No shares of Common Stock shall be sold or delivered hereunder, nor shall the Optionee become a stockholder, until the conditions set forth in Section 2 hereof shall have been met. Except as otherwise provided herein, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

         6. LIMITED TRANSFERABILITY. This Option may not be sold, transferred, assigned or hypothecated by the Optionee except in compliance with the provisions of the Securities Act of 1933, as amended. Upon exercise of this Option, at the request of the Company the Shares shall be transferred by the Optionee to the Company by means of a notarial deed of transfer ("notariele akte houdende levering") of the Shares (the "DEED OF TRANSFER"), to be executed before one of the civil law notaries ("notarissen") of De Brauw Blackstone Westbroek N.V. Payment of the Per Share Option Price shall be deemed to have taken place simultaneously with the execution of the Deed of Transfer. The Company may treat the registered holder of Options as it appears on the Company's books at any time as the holder for all purposes of such Options. The Company shall permit any Optionee or his duly authorized attorney, upon written request during ordinary business hours, to


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inspect and copy or make extracts from its books showing the registered holders of Options. All Options issued upon the transfer or assignment of this Option will be dated the same date as this Option, and all rights of the holder thereof shall be identical to those of the Optionee.

         7. MISCELLANEOUS.

              (a) This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. All rights and obligations of the Optionee hereunder shall be assigned to SIFO Group AB ("SIFO") if the Optionee transfers its shares in MMXI Europe to SIFO.

              (b) This agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.

              (c) All disputes arising out of this Option, including, without limitation, disputes concerning the existence and validity thereof, shall be resolved by binding arbitration in accordance with the rules of the Netherlands Arbitration Institute (Netherlands Arbitrage Instituut, the "NAI") and in accordance with the following:

                  (i) the arbitral tribunal shall be comprised of three arbitrators, one of whom shall be appointed by the Company, one of whom shall be appointed by the Optionee and one of whom shall be appointed by the first two arbitrators;

                  (ii) the place of arbitration shall be Amsterdam, The Netherlands;


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                  (iii) all proceedings shall be conducted in the English
         language;

                  (iv) the tribunal shall make its determination in accordance with the rules of the law;

                  (v) the proceedings may not be consolidated with any other arbitration proceedings pursuant to Section 1046 of the Code of the Civil Procedure (Wetboek van urgerlijke Rechtsvordering), unless such other proceedings are conducted exclusively between the parties to this Option; and

                  (vi) the arbitral judgment may not be published by the NAI.


         IN WITNESS WHEREOF, this agreement has been executed as of the date first above written.

                                          MEDIA METRIX, INC.


                                          By: /s/ Thomas A. Lynch
                                              ----------------------------------

                                          OSPREY RESEARCH B.V.


                                          By: /s/ Jan-Erik Jannsson
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